                                                                     EXHIBIT 11

                    ELECTRO SCIENTIFIC INDUSTRIES, INC.
                            AND SUBSIDIARIES

                     CALCULATION OF EARNINGS PER SHARE
              (thousands of dollars except per share amounts)


                                                     Number of Shares
                                                     ----------------
                                                    Years Ended May 31,
                                                    -------------------
                                                  1995        1994        1993
                                                  ----        ----        ----
Weighted average number of shares of
common stock outstanding                       7,510,191    6,332,833    6,145,875

Common stock equivalents:
  Application of the "treasury stock" method
  to the stock option plan                         --         81,110        --
                                               ---------    ---------    ---------
Weighted average number of shares of
common stock equivalents                       7,510,191    6,413,943    6,145,875
                                               ---------    ---------    ---------
Net income                                    $   11,517   $    7,874   $    2,244
                                               ---------    ---------    ---------
Net income per share (primary and fully
diluted) 1 :                                  $     1.53   $     1.23   $     0.37
                                               ---------    ---------    ---------

1. No additional shares related to outstanding options are included in the fully diluted calculation for the years ended May 31, 1995 and 1993, as the differences were insignificant.


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